Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Spirit Airlines, Inc. 2015 Incentive Award Plan and Spirit Airlines, Inc. 2024 Incentive Award Plan of our reports dated February 9, 2024, with respect to the consolidated financial statements of Spirit Airlines, Inc. and the effectiveness of internal control over financial reporting of Spirit Airlines, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Miami, Florida

June 11, 2024